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                                                                   Exhibit 10.34


                            SALE-LEASEBACK AGREEMENT

        THIS SALE-LEASEBACK AGREEMENT (this "Agreement") is made as of December 15, 2001, by and between CFK Realty Partners, LLC, an Illinois limited liability company ("Buyer"), whose address is 20 North Wacker Drive, Suite 2520, Chicago, Illinois 60606, and Mercury Air Group, Inc., a Delaware corporation (the "Seller"), whose address is 5456 McConnell Avenue, Los Angeles, California 90066.

                             PRELIMINARY STATEMENT:

        Unless otherwise expressly provided herein, all defined terms used in this Agreement shall have the meanings set forth in Section 1. Seller owns the Property. Buyer desires to purchase the Land Parcels, the Improvements and the Reversionary Interest pursuant to this Agreement and lease the Land Parcels and Improvements to Seller pursuant to the Lease.

                                    AGREEMENT

        In consideration of the mutual covenants and provisions of this Agreement, the parties agree as follows:

        1. Definitions. The following terms shall have the following meanings for all purposes of this Agreement:

           "AFFILIATE" means any person or entity which directly or indirectly controls, or is under common control with, or is controlled by any other person or entity. For purposes of this definition, "controls", "under common control with" and "controlled by" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities or otherwise.

           "CLOSING" shall have the meaning set forth in Section 5.

           "CLOSING DATE" shall have the meaning set forth in Section 5.

           "CODE" means the United States Bankruptcy Code, 11 U.S.C. Sec. 101 ET SEQ., as amended.

           "COUNSEL" means one or more legal counsel to Seller licensed in the states in which (i) the Property is located, (ii) Seller is incorporated or formed and (iii) Seller maintains its chief executive offices, as selected by Seller and approved by Buyer.

           "DE MINIMIS AMOUNTS" shall mean, with respect to any given level of Hazardous Materials, that level or quantity of Hazardous Materials in any form or combination of forms, the use, storage or release of which does not constitute a violation of, or require regulation or remediation under, any Environmental Laws and is customarily employed in the ordinary course of, or associated with, similar businesses located in the states in which the Property is located.


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           "ENVIRONMENTAL CONDITION" means any condition with respect to soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or surrounding the Property, whether or not yet discovered, which could or does result in any damage, loss, cost, expense, claim, demand, order or liability to or against Seller or Buyer by any third party (including, without limitation, any Governmental Authority), including, without limitation, any condition resulting from the operation of Seller's business and/or the operation of the business of any other property owner or operator in the vicinity of any of the Properties and/or any activity or operation formerly conducted by any person or entity on or off the Property.

           "ENVIRONMENTAL LAWS" means any present and future federal, state and local laws, statutes, ordinances, rules and regulations relating to Hazardous Materials and/or the protection of human health or the environment, by reason of a Release or a Threatened Release of Hazardous Materials or relating to liability for or costs of Remediation or prevention of Releases. "Environmental Laws" includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations, rulings, orders or decrees promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. "Environmental Laws" also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law; conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the property; requiring notification or disclosure of Releases or other environmental condition of the Property to any Governmental Authority or other person or entity, whether or not in connection with transfer of title to or interest in property; relating to nuisance, trespass or other causes of action related to Hazardous Materials; and relating to wrongful death, personal injury, or property or other damage in connection with the physical condition or use of the Property by reason of the presence of Hazardous Materials in, on , under or above the Property.

           "GOVERNMENTAL AUTHORITY" means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, the state in which the Property is located or any political subdivision thereof.

           "HAZARDOUS MATERIALS" means (i) any toxic substance or hazardous waste, substance, solid waste or related material, or any pollutant or contaminant; (ii) radon gas, asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contains dielectric fluid containing levels of polychlorinated biphenyls in excess of federal, state or local safety guidelines, whichever are more stringent, or any petroleum product; (iii) any substance, gas, material or chemical which is or may be defined as or included in the definition of "hazardous substances", "toxic substances",



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"hazardous materials", "hazardous wastes", "regulated substances" or words of similar import under any Environmental Laws; and (iv) any other chemical, material, gas or substance the exposure to or release of which is or may be prohibited, limited or regulated by any Governmental Authority that asserts or may assert jurisdiction over the Property or the operations or activity at the Property, or any chemical, material, gas or substance that does or may pose a hazard to the health and/or safety of the occupants of the Property or the owners and/or occupants of property adjacent to or surrounding the Property.

           " IMPROVEMENTS" means that portion of the improvements, appurtenances and fixtures, including buildings, foundations and structures, or any fixtures within or upon those buildings, foundations, and structures included in the Property, but excluding the Land Parcel, the Reversionary Interest, Personalty and inventory.

           "INDEMNIFIED PARTIES" has the meaning set forth in Section 14.

           "LAND PARCEL" means the parcel of land at 5456 McConnell Avenue, Los Angeles, California 90066 and legally described in EXHIBIT A attached hereto, and the improvements thereto, excluding all buildings, foundations and structures, or any fixtures within or upon those buildings, foundations and structures, and excluding Personalty and inventory, but including, without implied limitation, pavement and sidewalks, landscaping improvements, retaining walls and underground utility supply lines (to the extent owned by Seller).

           "LEASE" means the lease agreement which will be dated as of the Closing Date and will be executed by Buyer, as lessor, and Seller, as lessee, with respect to the Property, as the same may be amended from time to time. The Lease shall be in form and substance acceptable to Buyer at its sole discretion.

           "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the net worth or operation of Seller or the Property, including, without limitation, the operation of the property as a Permitted Facility and/or the value of the Property, or (ii) Seller's ability to perform its obligations under the Sale-Leaseback Documents.

           "MEMORANDUM" means the memorandum of lease dated as of the date of this Agreement to be executed by Buyer, as lessor, and Seller, as lessee, with respect to the Leased Property. A duplicate original Memorandum will be executed and recorded in the applicable real property records for the Leased Property.

           "NON-FOREIGN SELLER CERTIFICATE" means the non-foreign seller certificate to be executed and delivered by Seller to Buyer prior to or on the Closing Date.

           "OTHER AGREEMENTS" means, collectively, all agreements and instruments now or hereafter entered into between, among or by (1) the Seller and, or for the benefit of (as intended beneficiary or third party beneficiary),
(2) Buyer; provided, however, the term Other Agreements shall not include this Agreement, the other Sale-Leaseback Documents, and agreements between and among institutional lenders and the Seller.



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           "PERMITTED EXCEPTIONS" means those recorded easements, restrictions, liens and encumbrances set forth as exceptions in the title insurance policies issued by Title Company to Buyer and approved by Buyer in connection with this Agreement.

           "PERMITTED FACILITY" has the meaning set forth in Section 8(f).

           "PERSONALTY" means all machinery, appliances, furniture, equipment, trade fixtures and other personal property of Seller (excluding inventory) from time to time situation on or used in connection with the Property.

           "PROPERTY" is defined in Section 2.

           "PURCHASE PRICE" means the amount specified in Section 3.

           "RELEASE" means any depositing, discharge, leaking, spilling, injecting, pumping, pouring, emptying, escaping, dumping or disposing of Hazardous Materials into the environment, except for De Minimis Amounts.

           "REMEDIATION" means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials, any actions to prevent, cure or mitigate any Release, any inspection, investigation, study, monitoring, assessment, sampling and testing, laboratory or other analysis, relating to any Hazardous Materials.

           "REVERSIONARY INTERESTS" means a reversionary interest in the Leased Improvements for the benefit of Buyer on the terms and conditions set forth in the Lease.

           "SALE-LEASEBACK DOCUMENTS" means this Agreement, the Lease, the Memorandum, and all other documents executed in connection therewith or contemplated thereby.

           "THREATENED RELEASE" means a substantial likelihood of a Release which requires action pursuant to Environmental Law to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding the Property which may result from such Release.

           "TITLE COMPANY" means the title insurance company described in
Section 6.

        2. Transaction. On the terms and subject to the conditions set forth herein:

                Seller shall sell, or cause to be conveyed, and Buyer shall purchase the Land Parcels, the improvements and the Reversionary Interests (all of the interests to be sold or conveyed are referred to collectively as the " Property");

                Buyer shall lease all of the Land Parcels and the Improvements for the Property to Seller pursuant to the Lease.


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        The sale and purchase of the Property pursuant to this Agreement and the lease of the Land Parcel and Improvements for the Property to Seller pursuant to the Lease are not severable and shall be considered a single integrated transaction.

        3. Purchase Price. The aggregate purchase price for the Property shall be $4,200,000 (the "Purchase Price"). The Purchase Price shall be paid at Closing as follows: (i) up to $3,200,000 in cash, and (ii) the remainder in the form of a non-recourse, unsecured promissory note bearing interest at the rate of 5% per annum, with principal and interest payable one year from the date of Closing. The non-cash portion of the Purchase Price shall be subject to any prorations and adjustments required by this Agreement. The cash portion of the Purchase Price shall be remitted at Closing to Seller or at Seller's direction. Seller shall be responsible to pay at Closing all fees and costs, including attorneys' fees of McBreen & Kopko, counsel to Buyer.

        4. INTENTIONALLY DELETED.

        5. Closing Date. The purchase and sale of the Property shall be closed (the "Closing") within 30 days following the satisfaction of all of the terms and conditions contained herein, but in no event shall the date of the Closing be extended beyond April 1, 2002, unless such extension shall be approved by Buyer in its sole discretion (the date on which the Closing shall occur is referred to herein as the "Closing Date").

        6. Closing. Upon execution of this Agreement, Buyer will order a title insurance commitment for the Property from a title company acceptable to both parties ("Title Company"). Prior to the Closing Date, the parties hereto shall deposit with Title Company all documents and moneys necessary to comply with their obligations under this Agreement. Title Company shall not cause the transaction to close unless and until it has received written instructions from Buyer to do so. Except for the fees and costs to be paid by Buyer pursuant to
Section 3, all costs of such transaction shall be borne by Seller, including, without limitation, the cost of title insurance and endorsements, the attorneys' fees of Seller, local counsel attorneys fees of Buyer, the cost of the surveys, stamp taxes, transfer fees and escrow and recording fees. All real and personal property and other applicable taxes and assessments and other charges relating to the Property which is due and payable on or prior to the Closing Date, as well as such taxes and assessments due and payable subsequent to the Closing Date but which Title Company requires to be paid at Closing as a condition to the issuance of the title insurance policies described in Section 11.C, shall be paid by Seller at or prior to the Closing, and all other taxes and assessments shall be paid by Seller in its capacity as lessee under the Lease in accordance with the terms of the Lease. The Closing documents shall be dated as of the Closing Date.

        Seller and Buyer hereby employ Title Company to act as escrow agent in connection with this transaction. Seller and Buyer will deliver to Title Company all documents, pay to Title Company all sums and do or cause to be done all other things necessary or required by this Agreement, in the reasonable judgment of Title Company, to enable Title Company to comply herewith and to enable any title insurance policy provided for herein to be issued. Title Company is authorized to pay, from any funds held by it for Buyer's or Seller's respective credit all amounts necessary to procure the delivery of such documents and to pay, on behalf of Buyer and Seller, all charges and obligations payable by them, respectively. Seller will pay all charges



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payable by it to Title Company. Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Seller and Buyer or to interplead such documents and/or funds in an action brought in any such court. Deposit by Title Company of such documents and funds, after deducting therefrom its charges and its expenses and attorneys' fees incurred in connection with any such court action, shall relieve Title Company of all further liability and responsibility for such documents and funds. Title Company's receipt of this Agreement and opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive evidence of Title Company's agreement to be bound by the terms and conditions of this Agreement pertaining to Title Company. Disbursement of any funds shall be made by check, certified check or wire transfer, as directed by Buyer. Title Company shall be under no obligation to disburse any funds represented by check or draft, and no check or draft shall be payment to Title Company in compliance with any of the requirements hereof, until it is advised by the bank in which such check or draft is deposited that such check or draft has been honored. Title Company is authorized to act upon any statement furnished by the holder or payee, or a collection agent for the holder or payee, of any lien on or charge or assessment in connection with the Property, concerning the amount of such charge or assessment or the amount secured by such lien without liability or responsibility for the accuracy of such statement. The employment of Title Company as escrow agent shall not affect any rights of subrogation under the terms of any title insurance policy issued pursuant to the provisions thereof.

           Seller and Buyer contemplate that due to the short time frame anticipated for the Closing hereunder, the Title Company will not be able to complete its title searches to update its commitments prior to the anticipated Closing hereunder. Accordingly, Seller and Buyer hereby agree that the Closing shall not be delayed thereby, but the obligations to deliver the title and all conditions hereinabove shall continue in full force and effect until satisfied.

        7. Representations and Warranties of Buyer. The representations and warranties of Buyer contained in this Section are being made by Buyer as of the date of this Agreement and the Closing Date to induce Seller to enter into this Agreement and consummate the transactions contemplated herein, and Seller has relied, and will continue to rely, upon such representations and warranties from and after the execution of this Agreement and the Closing. Buyer represents and warrants to Seller as follows:

           (a) Organization of Buyer. Buyer has been duly formed, is validly existing and has taken all necessary action to authorize the execution, delivery and performance by Buyer of this Agreement.

           (b) Authority of Buyer. The person who has executed this Agreement on behalf of Buyer is duly authorized so to do.

           (c) Enforceability. Upon execution by Buyer, this Agreement shall constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.



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           All representations and warranties of Buyer made in this Agreement shall survive the Closing.

        8. Representations and Warranties of Seller. The representations and warranties of Seller contained in this Section are being made as of the date of this Agreement and the Closing Date to induce Buyer to enter into this Agreement and consummate the transactions contemplated herein, and Buyer has relied, and will continue to rely, upon such representations and warranties from and after the execution of this Agreement and the Closing. Seller represents and warrants to Buyer as follows:

           (a) Organization and Authority.

                (i) Seller is a duly organized corporation, validly existing and in good standing under the laws of its state of incorporation, and qualified to do business in any jurisdiction where such qualification is required. All necessary corporate action has been taken to authorize the execution, delivery and performance of this Agreement and of the other documents, instruments and agreements provided for herein.

                (ii) The person who has executed this Agreement on behalf of Seller is duly authorized so to do.

           (b) Enforceability of Documents. Upon execution by Seller, this Agreement and the other documents, instruments and agreements to be executed in connection with this Agreement, shall constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

           (c) Litigation. There are no suits, actions, proceedings or investigations pending or, to the best of its knowledge, threatened against or involving Seller or the Property before any Governmental Authority which might reasonably result in any material adverse change in the contemplated business, condition, worth or operations of Seller or the Property.

           (d) Absence of Breaches or Defaults. Seller is not in default under any document, instrument or agreement to which Seller is a party or by which Seller or the Property is subject or bound, except where such default would not have a Material Adverse Effect. The authorization, execution, delivery and performance of this Agreement and the documents, instruments and agreements provided for herein will not result in any breach or default under any other document, instrument or agreement to which Seller is a party or by which Seller or the Property is subject or bound, except where such breach or default would not have a Material Adverse Effect. The authorization, execution, delivery and performance of this Agreement and the documents, instruments and agreements provided for herein will not violate any applicable law, statute, regulation, rule, ordinance, code, rule or order, except where such violation would not have a Material Adverse Effect.

           (e) Utilities. At the Closing Date, the Property will be served by ample public utilities to permit full utilization of the Property for its intended purposes and all utility connection fees and use charges will have been paid in full.



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           (f) Intended Use and Zoning; Compliance with Laws. Seller intends to use the Leased Property solely for the operation of an office building and other related operations as currently in use ("Permitted Facility"), and for no other purposes. The Property is in compliance with all applicable zoning requirements and the use of the Property as a Permitted Facility does not constitute an unlawful nonconforming use under applicable zoning requirements. The Property complies in all material respects with all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of any governmental agencies, departments, commissions, bureaus, boards or instrumentalities of the United States, the state in which the Property is located and all political subdivisions thereof, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, all applicable standards of the National Board of Fire Underwriters and all policies or rules of common law, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to Seller. The Seller may enter into a sublease of the Property, subject to the consent of Buyer.

           (g) Area Development; Wetlands. No condemnation or eminent domain proceedings affecting the Property has been commenced or, to the best of Seller's knowledge, is contemplated. To the best of Seller's knowledge, the area where the Property is located has not been declared blighted by any Governmental Authority. The Property is not designated by any Governmental Authority as wetlands.

           (h) Licenses and Permits; Access. Seller has all required licenses and permits, both governmental and private, to use and operate the Property in the intended manner. There are adequate rights of access to public roads and ways available to the Property to permit full utilization of the Property for its intended purpose and all such public roads and ways have been completed and dedicated to public use.

           (i) Environmental. Seller is fully familiar with the present use of the Property, and, after due inquiry, Seller has become generally familiar with the prior uses of the Property. To the best of Seller's knowledge, no Hazardous Materials have been used, handled, manufactured, generated, produced, stored, treated, processed, transferred or disposed of at or on the Property, except in De Minimis Amounts or in compliance with all applicable Environmental Laws, and no Release or Threatened Release has occurred at or on the Property. To the best of Seller's knowledge, the activities, operations and business undertaken on, at or about the Property, including, but not limited to, any past or ongoing alterations or improvements at the Property, are and have been at all times, in compliance with all Environmental Laws. To the best of Seller's knowledge, no further action is required to remedy any Environmental Condition or violation of, or to be in compliance in all material respects with, any Environmental Laws, and no lien has been imposed on the Property by any Governmental Authority in connection with any Environmental Condition, the violation or threatened violation of any Environmental Laws or the presence of any Hazardous Materials on or off the Property.

           There is no pending or, to the best of Seller's knowledge, threatened litigation or proceeding before any Governmental Authority in which any person or entity alleges the violation or threatened violation of any Environmental Laws or the presence, Release, Threatened Release or placement on or at the Property of any Hazardous Materials, or of any facts which would give rise to any such action, nor has Seller (a) received any notice (and Seller



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has no actual knowledge) that any Governmental Authority or any employee or agent thereof has determined, threatens to determine or requires an investigation to determine that there has been a violation of any Environmental Laws at, on or in connection with the Property or that there exists a presence, Release, Threatened Release or placement of any Hazardous Materials on or at the Property, or the use, handling, manufacturing, generation, production, storage, treatment, processing, transportation or disposal of any Hazardous Materials at or on the Property; (b) received any notice under the citizen suit provision of any Environmental Law in connection with the Property or any facilities, operations or activities conducted thereon, or any business conducted in connection therewith; or (c) received any request for inspection, request for information, notice, demand, administrative inquiry or any formal or informal complaint or claim with respect to or in connection with the violation or threatened violation of any Environmental Laws or existence of Hazardous Materials relating to the Property or any facilities, operations or activities conducted thereon or any business conducted in connection therewith.

           (j) Title to Property. Title to the Property is vested in Seller. Upon Closing, title to the Property shall be vested in Buyer, free and clear of all liens, encumbrances, charges and security interests of any nature whatsoever, except the Permitted Exceptions and the Lease.

           (k) No Other Agreements and Options. Except as set forth in SCHEDULE I attached hereto, neither Seller nor, to the best of Seller's knowledge, the Property is subject to any commitment, obligation, or agreement, including, without limitation, any right of first refusal, option to purchase or lease granted to a third party, which could or would prevent Seller from completing or impair Seller's ability to complete the sale of the Property under this Agreement or which would bind Buyer subsequent to consummation of the transaction contemplated by this Agreement.

           (l) No Mechanics' Liens. There are no outstanding accounts payable, mechanics' liens, or rights to claim a mechanics' lien in favor of any materialman, laborer, or any other person or entity in connection with labor or materials furnished to or performed on any portion of the Property that will not have been fully paid for on or before the Closing Date; no work has been performed or is in progress nor have materials been supplied to the Property or agreements entered into for work to be performed or materials to be supplied to the Property prior to the date hereof, which will not have been fully paid for on or before the Closing Date or which might provide the basis for the filing of such liens against the Property or any portion thereof; Seller shall be responsible for any and all claims for mechanics' liens and accounts payable that have arisen or may subsequently arise due to agreements entered into for and/or any work performed on, or materials supplied to the Property prior to the Closing Date; Seller has made no contract or arrangement of any kind the performance of which by the other party thereto would give rise to a lien on the Property; and Seller shall and does hereby agree to defend, indemnify and forever hold Buyer and Buyer's designees harmless for, from and against any and all such mechanics' lien claims, accounts payable or other commitments relating to the Property.

           (m) No Reliance. Seller acknowledges that Buyer did not prepare or assist in the preparation of any of the projected financial information used by Seller in analyzing the economic viability and feasibility of the transaction contemplated by this Agreement, and that Seller has not relied on any report or statement by Buyer in entering into this Agreement. Furthermore, Seller acknowledges that it has not relied upon, nor may it hereafter rely upon, the

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analysis undertaken by Buyer in determining the Purchase Price, and such analysis will not be made available to Seller.

            (n) Purchase Price. The Purchase Price is the fair market value of the Property and was agreed to by Seller and Buyer solely on that basis.

            (o) Title and Bulk Sale Transfer Matters. The condition of title of the Property is free and clear of any violations of any existing, applicable laws, ordinance, codes and rules and regulations or other restrictions or covenants of record imposed by public or private entities or by agreement. Further, the condition of title upon the Closing hereunder which shall be evidenced by later dated title commitments following the Closing Date, shall be sufficient to deliver good, clean and merchantable title to the Buyer hereunder, without pending violations of title exceptions and without such title exceptions or restrictions which would adversely impact Buyer's ability to own and enjoy the use of the Property for its intended uses. Additionally, no bulk sales or other unpaid or overdue taxes must be paid or will be assessed against Seller or Buyer as a result of this transaction and Seller shall cooperate with Buyer in filing for and obtaining any such notices, releases or waivers upon and following the Closing hereunder. Seller hereby agrees to indemnify and hold Buyer harmless from and against any and all loss, claim, damage, action, cost or expense, including reasonable attorneys' fees involved in defending a claim or enforcing this obligation and indemnification, which Buyer may incur in connection herewith and therewith.

            All representations and warranties of Seller made in this Section 8 shall survive the Closing.

        9. Covenant and Agreements of Seller. Prior to the Closing Date, Seller shall, at all reasonable times, upon reasonable advance notice from Buyer (i) provide Buyer and Buyer's officers, employees, agents, advisors, attorneys, accountants, architects, and engineers with access to the Property, all drawings, plans, and specifications for the Property in possession of Seller, all engineering reports relating to the Property in the possession of Seller, the files and correspondence relating to the Property, and the financial books and records, including lists of delinquencies, relating to the ownership, operation, and maintenance of the Property, and (ii) allow such persons to make such inspections, tests, copies, and verifications as Buyer considers necessary. All such persons shall use reasonable efforts not to unduly interfere with the conduct of Seller's business.

        10. Transaction Characterization.

            (a) It is the intent of the parties that the conveyance of the Property to Buyer be an absolute conveyance in effect as well as form, and the instruments of conveyance to be delivered at Closing are not intended to serve or operate as a mortgage, equitable mortgage, deed of trust, security agreement, trust conveyance or financing or trust arrangement of any kind, nor as a preference or fraudulent conveyance against any creditors of Seller. After the execution and delivery of the deeds described in Section 11(a), Seller will have no legal or equitable interest or any other claim or interest in the Property. Furthermore, the parties intend for the Lease to be a true lease and not a transaction creating a financing lease, capital lease, equitable mortgage, mortgage, deed of trust, security interest or other financing arrangement, and the economic realities of the Lease are those of a true lease.

            Notwithstanding the existence of the Lease, none of the parties shall contest the validity, enforceability or characterization of the sale and purchase of the Property by Buyer pursuant to this Agreement as an absolute conveyance, and both parties shall support the intent expressed herein that the purchase of the Property by Buyer pursuant to this Agreement provides for an absolute conveyance and does not create a joint venture, partnership, equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs.

            (b) This Agreement is a contract to extend a financial accommodation (as such term is used in the Code) for the benefit of Seller and may not be assumed over the objection of Buyer in the event Seller becomes a debtor or debtor in possession in any bankruptcy proceeding. The financial accommodation made through this Agreement is Buyer's acquisition of the Property for the purposes of leasing the Property to Seller pursuant to a true lease.

        11. Conditions of Closing. The obligation of Buyer to consummate the purchase of the Property pursuant to this Agreement is subject to the fulfillment or waiver of each of the following conditions:

            (a) Title. Seller shall convey the Property to Buyer by deeds containing covenants and warranties as are customary in the applicable jurisdiction (collectively, the "Deeds"), free of all liens, encumbrances, restrictions, encroachments and easements, except the Permitted Exceptions and the Lease.

            (b) Evidence of Title. Buyer shall have received a preliminary title report and irrevocable commitment to insure title by means of an ALTA extended coverage owner's policy of title insurance (or its equivalent, in the event such form is not issued in the jurisdiction where the Property is located) issued by Title Company showing good and marketable fee title in Seller, committing to insure Buyer's fee simple ownership in the Sale Property subject only to Permitted Exceptions and the Lease and containing such endorsements as Buyer may reasonably require.

            (c) Survey; Flood Hazard. Buyer shall have received existing surveys of the Property, the form and substance of which shall be satisfactory to Buyer in its sole discretion. If and to the extent available, Seller shall have provided Buyer with evidence satisfactory to Buyer that the location of the Property is not within the 100-year flood plain or identified as a Special Flood Hazard Area by the Federal Emergency Management Agency, or if the Property is in such a Special Flood Hazard Area, Seller shall provide Buyer with evidence of flood insurance maintained on such Property in amounts and on terms and conditions satisfactory to Buyer.

            (d) Zoning. If requested by Buyer, Seller shall have provided Buyer with evidence satisfactory to Buyer to confirm that the Property is properly zoned for its use as a Permitted Facility and that such use constitutes a legal use under applicable zoning requirements.

            (e) Utilities. Buyer shall have received evidence satisfactory to Buyer in its sole discretion that all utilities and roads necessary for the operation of the Property as a

Permitted Facility are available and that all necessary consents to the use of such utilities and roads have been obtained.

            (f) Compliance with Representations, Warranties and Covenants.

                (i) All obligations of Seller under this Agreement shall have been fully performed and complied with, and no event shall have occurred or condition shall exist which would, upon the Closing Date, or, upon the giving of notice and/or passage of time, constitute a breach or default by Seller hereunder or under the lease or any other agreement between or among Buyer or Seller pertaining to the subject matter hereof, and no event shall have occurred or condition shall exist or information shall have been disclosed by Seller or discovered by Buyer which has had or would have a Material Adverse Effect on the Property, Seller or Buyer's willingness to consummate the transaction contemplated by this Agreement, as determined by Buyer in its sole and absolute discretion. Any obligation, representation, warranty or indemnification by Seller of Buyer or Buyer's assignee and transferee which has not yet been completed, satisfied or fulfilled upon the Closing hereunder shall continue in effect and remain enforceable against Seller upon and following the Closing Date hereunder.

                (ii) Buyer shall have received such evidence satisfactory to Buyer in its reasonable discretion that the representations and warranties of Seller under this Agreement are true, correct and satisfactory to Buyer is in full force and effect.

            (g) Proof of Insurance. Seller shall have delivered to Buyer copies of insurance policies for the Property, showing that all insurance required by the Lease and providing coverage and limits satisfactory to Buyer is in full force and effect.

            (h) Closing Documents. On or prior to the Closing Date, Buyer and/or Seller, as may be appropriate, shall execute and deliver or cause to be execute and delivered to Title Company or Buyer, as may be appropriate, all documents required to be delivered by this Agreement, and such other documents, payments, instruments and certificates, as Buyer may require in form acceptable to Buyer, including, without limitation, the following:

                (i)      Deed;

                (ii)     Lease;

                (iii)    Memorandum;

                (iv)     Proof of Insurance;

                (v)      Non-Foreign Seller Certificate;

                (vi)     Closing settlement statement prepared by Title Company;

                (vii) Guarantees given by Frederick H. Kopko, Jr., Joseph Czyzyk and Dr. Philip J. Fagan; and

                (viii) Such other documents as may be reasonably necessary to consummate the transaction contemplated herein.

Upon fulfillment or waiver of all of the above conditions, Buyer shall deposit funds necessary to close this transaction with the Title Company and this transaction shall close in accordance with the terms and conditions of this Agreement.

        12. Default and Remedies.

            (a) Each of the following shall be deemed an event of default by Seller (each, an "Event of Default"):

                (i) If any representation or warranty of Seller set forth in any of the Sale-Leaseback Documents is false in any material respect or if Seller renders any statement or account which is false in any material respect;

                (ii) If Seller fails to keep or perform any of the terms or provisions of this Agreement;

                (iii) If Seller is or becomes insolvent within the meaning of the Code, files or notifies Buyer that it intends to file a petition under the Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, an "Action"), becomes the subject of either a petition under the Code or an Action which is not dissolved within 90 days after filing, or is not generally paying its debts as the same become due;

                (iv) If there is an "Event of Default" under the Lease; or

                (v) If there is an "Event of Default" or a breach or default, after the passage of all applicable notice and cure or grace periods, under any other Sale-Leaseback Document or any of the Other Agreements.

            (b) In the event of any Event of Default, Buyer shall be entitled to exercise, at its option, concurrently, successively or in any combination, all remedies available under the Lease or at law or in equity, including without limitation any one or more of the following:

                (i) To terminate this Agreement by giving written notice to Seller in which case neither party shall have any further obligation or liability, except such liabilities as Seller may have for such breach or default;

                (ii) To proceed with the Closing and direct Title Company to apply such portion of the Purchase Price as Buyer may deem reasonably necessary to cure any such breach or default;

                (iii) To bring an action for damages against Seller, which , in the event Buyer proceeds to close, may include an amount equal to the difference between the value of the Property as conveyed to buyer and the value such Property would have had if all representations and warranties of Seller were true and Seller had complied with all of their obligations;

                (iv) To bring an action to require Seller specifically to perform its obligations hereunder; and/or

                (v) To recover from Seller all costs and expenses, including reasonable attorneys' fees, paid or incurred by Buyer in connection with the transaction contemplated by this Agreement and all costs and expenses incurred or paid by Buyer as a result of such breach or default.

        13. Assignments.

            (a) Buyer may assign in whole or in part its rights under this Agreement. In the event of any unconditional assignment of Buyer's entire right and interest hereunder and provided Buyer's assignee shall have assumed in writing all of the duties and obligations of Buyer hereunder, Buyer shall automatically be relieved, from and after the date of such assignment, of liability for the performance of any obligation of Buyer contained herein.

            (b) Seller shall not, without the prior written consent of Buyer, which consent may be withheld in Buyer's sole discretion, sell, assign, transfer, mortgage, convey, encumber or grant any easements or other rights or interests of any kind in the Property, any of Seller's rights under this Agreement or any interest in Seller, whether voluntarily, involuntarily or by operation of law or otherwise, including, without limitation, by merger, consolidation, dissolution or otherwise, except, subsequent to the Closing, as expressly permitted by the Lease.

        14. Indemnity. Seller agrees, to indemnify, protect, hold harmless and defend Buyer and its directors, officers, shareholders, members, employees, successors, assigns, agents, lenders, contractors, subcontractors, experts, licensees, affiliates, lessees, mortgagees, trustees and invitees, as applicable (collectively, the "Indemnified Parties"), for, from and against any and all losses, costs, claims, liabilities, damages and expenses (collectively, "Losses") (including, without limitation, Buyer's reasonable attorneys' fees and consequential damages but excluding Losses suffered by an Indemnified Party arising out of such Indemnified Party's gross negligence or willful misconduct or any violation not caused by Buyer of any of Seller's representations, warranties, agreements or indemnifications in this Agreement; provided, however, that the term "gross negligence" shall not include gross negligence imputed as a matter of law to any of the Indemnified parties solely by reason of Buyer's interest in any of the Leased Properties or Seller's failure to act in respect of matters which are the obligation of Seller under the Lease) arising as the result of an Environmental Condition and/or a breach of any of the representations, warranties, covenants, agreements or obligations of Seller set forth in this Agreement. Without limiting the generality of the foregoing, such indemnity shall include, without limitation, any damages incurred with respect to any engineering, governmental inspection and reasonable attorney's fees and expenses that the Indemnified Parties may incur by reason of any Environmental Condition and/or any representation or warranty set forth in Section 8K being false, or by reason of any investigation or claim of any Governmental Authority in connection therewith. The provisions of this Section 14 shall survive the Closing.

        15. Miscellaneous Provisions.

            (a) Notices. All notices, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Agreement shall be in writing and given by (i) hand delivery, (ii) facsimile, (iii) express overnight delivery service or (iv) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (a) receipt, if hand delivered, (b) transmission, if delivered by facsimile, (c) the next business day, if delivered by express overnight delivery service, or (d) the third business day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

            If to Seller:

            Mercury Air Group, Inc.
            5456 McConnell Avenue
            Los Angeles, California  90066
            Attention:    Wayne Lovett
            Telephone:    (310)827-2737
            Facsimile:    (310) 827-0650

            If to Buyer:

            CFK Realty Partners, LLC
            20 North Wacker Drive, Suite 2520
            Chicago, Illinois  60606
            Attention:    Frederick H. Kopko, Jr.
            Telephone:    (312) 332-6405
            Facsimile:    (312) 332-2657

            With a copy to:

            McBreen & Kopko
            20 North Wacker Drive, Suite 2520
            Chicago, Illinois  60606
            Attention:    James R. Stern
            Telephone:    (312) 332-6405
            Facsimile:    (312) 332-2657

            (b) Risk of Loss. As between Buyer and Seller, Seller shall be responsible for the risk of loss, damage or destruction of the Property or any part thereof prior to the Closing Date.

            (c) Condemnation. In the event of a taking of all or any part of the Property prior to the Closing, Buyer at its sole option shall have the right to either (i) receive the proceeds of any condemnation award and, proceed to close this transaction or (ii) terminate this Agreement with respect to the Property which is subject to such taking. Buyer and Seller agree to execute such amendments to this Agreement as may be reasonably required by Buyer to evidence any such termination.

            (d) Real Estate Commission. Other than Cataumet Investment Corp., LLC, Buyer and Seller represent and warrant to each other that they have dealt with no real estate broker, agent, finder or other intermediary in connection with the transactions contemplated by this Agreement. Seller shall be responsible for paying the fees and expenses of Cataumet Investment Corp., LLC. Buyer and Seller shall indemnify and hold each other harmless for, from and against any costs, claims or expenses, including attorneys' fees, arising out of the breach of their respective representations and warranties contained within this Section.

            (e) Waiver and Amendment. No provisions of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

            (f) Captions. Captions are used throughout this Agreement for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

            (g) Buyer's Liability. Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement by Buyer, that (i) there shall be absolutely no personal liability on the part of Buyer, its successors or assigns and the trustees, members, partners, shareholders, officers, directors, employees and agents of Buyer and its successors and assigns, to Seller with respect to any of the terms, covenants and conditions of this Agreement or the other Sale-Leaseback Documents, as applicable, (ii) Seller waives all claims, demands and causes of action against the trustees, members, partners, shareholders, officers, directors, employees and agents of Buyer and its successors or assigns in the event of any breach by Buyer of any of the terms, covenants and conditions of this Agreement or the other Sale-Leaseback Documents, as applicable, to be performed by Buyer, and
(iii) Seller shall look solely to the Property for the satisfaction of each and every remedy of Seller in the event of any breach by Buyer of any of the terms, covenants and conditions of this Agreement or the other Sale-Leaseback Documents, as applicable, to be performed by Buyer, or any other matter in connection with this Agreement, the other Sale-Leaseback Documents or any of the Properties, such exculpation of liability to be absolute and without any exception whatsoever.

            (h) Severability. The provisions of this Agreement shall be deemed severable. If any part of this Agreement shall be held unenforceable, the remainder shall remaining full force and effect, and such unenforceable provision shall be reformed by such court so as to give maximum legal effect to the intention of the parties as expressed therein.

            (i) Construction Generally. This is an agreement between parties who are experienced in sophisticated and complex matters similar to the transaction contemplated by this Agreement and is entered into by both parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Seller and Buyer were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

            (j) Other Documents. Each of the parties agrees to sign such other and further documents as may be necessary or reasonably requested by the other party in order to carry out the intentions expressed in this Agreement.

            (k) Attorneys' Fees. In the event of any judicial or other adversarial proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover all of its attorneys' fees and other costs in addition to any other relief to which it may be entitled. References in this Agreement to Buyer's attorneys' fees and/or costs shall mean both the fees and costs of independent counsel retained by Buyer with respect to this transaction.

            (l) Entire Agreement. This Agreement, together with any other certificates, instruments or agreements to be delivered hereunder, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Seller and Buyer with respect to the subject matter of this Agreement.

            (m) Recording. At the election of Buyer, this Agreement may be recorded in the appropriate governmental office so as to impart constructive notice of the terms and provisions hereof.

            (n) Forum Selection; Jurisdiction; Venue; Choice of Law. For purposes of any action or proceeding arising out of this Agreement, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State of California. Buyer and Seller consent that they may be served with any process or paper by registered mail or by personal service within or without the State of California in accordance with applicable law. Furthermore, Buyer and Seller waive and agree not to assert in any such action, suit or proceeding that they are not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. This Agreement shall be governed by the internal law of the State of California, without regard to its principles of conflicts of law. Nothing contained in this Section shall limit or restrict the right of Buyer or Seller to commence any proceeding in the federal or state courts located in the states in which the Property is located to the extent Buyer or Seller deems such proceeding necessary or advisable to exercise remedies available under this Agreement.

            (o) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

            (p) Binding Effect. This Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successor and permitted assigns, including, without limitation, any United States trustee, any debtor-in-possession or any trustee appointed from a private panel.

            (q) Survival. Except for the conditions of Closing set forth in
Section 11, which shall be satisfied or waived as of the Closing Date, all representations, warranties, agreements, obligations and indemnities of Seller and Buyer set forth in this Agreement (including, without limitation, the provisions of Sections 7, 8 and 14) shall survive the Closing.

            (R) WAIVER OF JURY TRIAL AND PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES. BUYER AND SELLER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY

ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSOR WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THIS WAVIER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, SELLER AND BUYER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EACH MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM EACH OTHER AND THEIR AFFILIATES, OFFICERS, DIRECTORS, MEMBERS OR EMPLOYEES IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, MEMBERS OR EMPLOYEES OR ANY OF ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY EACH OF THE PARTIES OF ANY RIGHT THEY MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

        IN WITNESS WHEREOF, Seller and Buyer have entered into this Agreement as of the date first above written.


                                           BUYER:

                                           CFK Realty Partners, LLC,
                                           an Illinois limited liability company


                                           By:
                                              ---------------------------------


                                           SELLER:


                                           Mercury Air Group, Inc.,
                                           a Delaware corporation


                                           By:
                                              ---------------------------------
                                              Name:
                                              Title:

STATE OF ILLINOIS            )
                             )      ss:
COUNTY OF COOK               )


        The foregoing instrument was acknowledged before me on _______________ by Frederick H. Kopko, Jr., a general partner of CFK Realty Partners, LLC, an Illinois limited liability company, on behalf of the limited liability company.



                                           ------------------------------------
                                           Notary Public



My Commission Expires:


------------------------------------




STATE OF CALIFORNIA          )
                             )   ss:
COUNTY OF LOS ANGELES        )


        The foregoing instrument was acknowledged before me on _______________ by ____________, as ______________ of Mercury Air Group, Inc., a Delaware corporation, on behalf of the corporation.


                                           ------------------------------------
                                           Notary Public


My Commission Expires:


------------------------------------